SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                           MOTORSPORTS EMPORIUM, INC.
             (Exact name of Registrant as specified in its charter)

        Nevada                                            20-1217659
 ----------------------                       --------------------------------
(State of Incorporation)                    (I.R.S. Employer Identification No.)


10631 E. Running Deer Trail, Scottsdale, Arizona                       85262
------------------------------------------------                      --------
(Address of principal executive offices)                             (Zip Code)

       Motorsports Emporium, Inc. 2004 Employee Stock Incentive Plan No. 3
        -----------------------------------------------------------------
                            (Full Title of the Plan)

                                 David Keaveney
                                President and CEO
                           10631 E. Running Deer Trail
                            Scottsdale, Arizona 85262
                      ------------------------------------
                     (Name and Address of Agent For Service)

                                 (480) 419-8607
          (Telephone Number, Including Area Code of Agent For Service)

                          Copies of Communications to:
                             George G. Chachas, Esq.
                             Wenthur & Chachas, LLP
                     4180 La Jolla Village Drive, Suite 500
                           La Jolla, California 92037
                                 (858) 457-3800

                         Calculation of Registration Fee

================================================= ================ ======================= ======================== ===============

                                                     Amount To Be       Proposed Maximum        Proposed Maximum        Amount Of
            Title Of Securities To Be                 Registered       Offering Price Per      Aggregate Offering      Registration
                    Registered                          (1)(2)             Share (3)                Price (3)            Fee (4)
------------------------------------------------- ---------------- ----------------------- ------------------------ ---------------
------------------------------------------------- ---------------- ----------------------- ------------------------ ---------------
Common Stock, par value $0.001 per share
Pursuant to the Motorsports Emporium,
Inc. 2004 Employee Stock Incentive Plan No. 3          70,000,000            $0.0057           $399,000                     $50.55

------------------------------------------------- ---------------- ----------------------- ------------------------ ---------------

(1) This Registration Statement covers 70,000,000 shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), that may be issued upon exercise of options granted under the Motorsports Emporium, Inc. 2004 Employee Stock Incentive Plan No. 3 (the "2004 ESOP No. 3").

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sale prices of the Common Stock on the OTC Bulletin Board on December 7, 2004.

(4) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

                                    PART I .

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement will be provided to employees as specified under Rule 428 of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II.

               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

     The following documents filed by Motorsports Emporium, Inc.. (the "Company" or "Motorsports Emporium") with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference in this Registration Statement:

          (a) The Registrant's Annual Report on Form 10-KSB, for the year ended December 31, 2003, as filed with the Commission on May 13, 2004. The Registrant's amended Annual Report on Form 10-KSB/A for the year ended December 31, 2003, as filed with the Commission on June 22, 2004.

          (b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2003.

          (c) The description of the Registrant's common stock, which is contained in the Company's Proxy Statement filed with the Commission on July 2, 2004.

          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The Company is authorized to issue 500,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock.

     Common Stock
     ------------

     As of the date of this Form S-8, a total of 500,000,000 shares of $0.001 par value Common Stock have been authorized. There are 118,956,128 shares of Common Stock issued and outstanding.

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes or capital stock. There is no right to cumulate votes for the election of directors. A majority of the issued and outstanding Common Stock constitutes a quorum at any meeting of stockholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or an amendment to the Articles of Incorporation.

     Holders of shares of Common Stock are entitled to receive dividends if, and when, declared by the Board of Directors out of funds legally available therefore, after payment of dividends required to be paid on outstanding shares of Preferred Stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The shares of Common Stock issued upon conversion of Preferred Stock or Preferred Stock Dividends and payment therefore, will be validly issued, fully paid and nonassessable.

     Preferred Stock
     ---------------

     In accordance with the Company's Articles of Incorporation (the "Articles"), the Board of Directors may designate the relative rights and preferences of the Company's Preferred Stock, when and if issued. Such rights include preferences as to conversion rights and voting rights, of which may be dilutive of the interest of the holders of the Common Stock. The issuance of the Preferred Stock may have an adverse effect on the rights of the holders of Common Stock.

     As of the date of this Form S-8, a total of 25,000,000 shares of Preferred Stock have been authorized, out of which 10,000 shares have been designated "Series A Preferred Stock" par value $250.00 per share, and 3,000,000 shares have been designated "Series B Preferred Stock" par value $0.05 per share. There are 96 shares of Series A Preferred Stock issued and outstanding, and 2,500,000 shares of Series B Preferred Stock issued and outstanding.

          Voting Rights
          -------------

          Series A Preferred Stock Voting Rights. The holders of the Series A Preferred Stock are entitled one vote per share on all matters submitted to shareholders.

          Series B Preferred Stock Voting Rights. Each share of the Series B Preferred Stock shall be entitled to one vote for each share of the Common Stock into which the Series B Preferred Stock is convertible as of the record date for such vote or, if no record date is specified, as of the date of such vote. The record date or, if no record date is specified, the date of such vote shall be the date used for the determination of the number of shares of the Common Stock into which the Series B Preferred Stock is convertible for the purposes of such vote. Series B Preferred Stockholders are additionally entitled to vote, separately as a single class, at a meeting of the holders of the Series B Preferred Stock on the following matters: (i) the creation, authorization, or issuance of any class or series of shares ranking on a parity with or senior to he Series B Preferred Stock with respect to dividends or upon the liquidation, dissolution, or winding up of the Company, and (ii) any agreement or other corporate action which would adversely affect the powers, rights, or preferences of the holders of the Series B Preferred Stock. A majority of the shares of the Series B Preferred Stock, represented in person or by proxy, shall constitute a quorum, wherein action may be taken at any meeting of the Series B Preferred Stock holders.

        Dividends
        ---------

          Series A Preferred Stock holders, along with holders of Common Stock, are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefore, only after full cumulative dividends have been declared and paid to the Series B Preferred Stock holders at a rate of ten percent (10%) per annum on the adjusted face value per share of all outstanding Series B Preferred Stock, payable in cash unless any holder of Series B Preferred Stock elects to have dividends paid in shares of Series B Preferred Stock. The Series B Preferred Stock shall bear a new dividend rate of fifteen percent (15%) per annum on the adjusted face value if the Company does not at such future date have available sufficient shares of the Common Stock necessary to fulfill the conversion requests of Series B Preferred Stock holders.

          Conversion
          ----------

          Series A Preferred Stock holders are entitled at any time to convert any or all shares of such holder's Series A Preferred Stock, on a 200-for-1 per share basis, into shares of Common Stock, with fractional shares rounded up to the next whole share. Series B Preferred Stock holders are entitled at any time to convert any or all shares of such holder's Series B Preferred Stock into shares of Common Stock at a rate equal to the Adjusted Face Value plus the amount of any accrued but unpaid dividends thereon, divided by $0.0005, with fractional shares of Common Stock payable in fair market cash value only. In the event of any capital reorganization or reclassification of the capital stock of the Company entitling Common Stock holders to receive stock, securities or assets with respect to or in exchange for Common Stock, Series B Preferred Stock holders shall have the right to receive such stock, securities or assets as may be issued or payable in exchange for a number of outstanding shares of Common Stock equal to the number of shares of the Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place.

          Other Provisions
          ----------------

          Except as otherwise required by the Nevada Revised Statutes, the holders of Preferred Stock will have the same rights as the holders of Common Stock. The shares of Preferred Stock, when issued as described herein, will be duly and validly issued, fully paid and nonassessable. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided shall continue to be authorized shares of Series A Preferred Stock and available for reissue by the Company. Shares of Series B Preferred Stock that are converted into shares of Common Stock shall not be reissued.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Company's bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act. The Nevada Revised Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

     The Nevada Revised Statutes, stated herein, provide further for permissive indemnification of officers and directors.

     A. NRS 78.7502. Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     B. NRS 78.751. Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

          1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (a) By the stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          3. The indemnification and advancement of expenses authorized in NRS
     78.7502 or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     C. NRS 78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents.

          1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

          2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

               (a) The creation of a trust fund.

               (b) The establishment of a program of self-insurance.

               (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

               (d) The establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

          3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

          4. In the absence of fraud:

               (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

               (b) The insurance or other financial arrangement:

                    1. Is not void or voidable; and

                    2. Does not subject any director approving it to personal
               liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

                    5. A corporation or its subsidiary which provides
               self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

     It is the position of the Securities and Exchange Commission (the "Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See subparagraph (h) of Item 9 below.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     Exhibit
     --------------------------------------------------------------------------
     4.1  Motorsports Emporium, Inc. 2004 Employee Stock Incentive Plan No. 3;
     5.1  Opinion of Wenthur & Chachas, LLP;
     23.1 Consent of HJ & Associates, LLC;
     23.2 Consent of A.J. Robbins, P.C
     23.3 Consent of Wenthur & Chachas, LLP (included in Exhibit 5.1); and,
     24.1 Power of Attorney.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference to the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's Form S-8 pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Form S-8 pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona on the date written below.

                                                MOTORSPORTS EMPORIUM, INC.
                                                A Nevada Corporation



Dated: December 15, 2004                        /s/ David Keaveney
                                                -------------------------------
                                                By:  David Keaveney
                                                Its:  President and Treasurer



Dated: December 15, 2004                        /s/ Rhonda Keaveney
                                                -------------------------------
                                                By:  Rhonda Keaveney
                                                Its: Secretary

                                  EXHIBIT INDEX

Exhibit  Description
-------------------------------------------------------------------------------
4.1 Motorsports Emporium, Inc. 2004 Employee Stock Incentive Plan No. 3;

5.1 Opinion of Wenthur & Chachas, LLP;

23.1 Consent of HJ & Associates, LLC;

23.2 Consent of AJ. Robbins, P.C;

23.3 Consent of Wenthur & Chachas, LLP (included in Exhibit 5.1); and,

24.1 Power of Attorney.